UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 or 15(d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): December 5, 2003


                            UIL HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)


Connecticut                       1-15995              06-1541045
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(State, or other jurisdiction     (Commission          (IRS Employer
of Incorporation)                 File Number)         Identification No.)



157 Church Street, New Haven, Connecticut                   06506
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(Address of principal executive offices)                    (Zip Code)



Registrant's Telephone Number,
Including Area Code                                    (203) 499-2000
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                                    None
 ------------------------------------------------------------------------------
 (Former name or former address, if changed since last report)




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ITEM 5.  OTHER EVENTS

         The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL), owns 9.5% of the equity of Connecticut Yankee Atomic Power Company (Connecticut Yankee). Connecticut Yankee has prepared a draft updated estimate of the cost of decommissioning its nuclear unit, as part of its transition to self performance of decommissioning. Connecticut Yankee's draft updated cost estimate includes an increase of approximately $270 million over the cost estimate reported in November 2002, but has not been finalized and is undergoing review by the Board of Directors of Connecticut Yankee.

         This $270 million increase in the decommissioning cost estimate primarily reflects the impacts of the termination of the turnkey decommissioning contractor, Bechtel Power Corporation, in July 2003. Connecticut Yankee terminated its decommissioning contract with Bechtel in July 2003 due to Bechtel's history of incomplete and untimely performance and refusal to perform remaining decommissioning work. In June, 2003, Bechtel filed a complaint against Connecticut Yankee in Connecticut Superior Court asserting a number of claims, including wrongful termination. In August, 2003, Connecticut Yankee filed a counterclaim, including counts for breach of contract, negligent misrepresentation and breach of duty of good faith and fair dealing. Bechtel has departed the site and the decommissioning responsibility has been transitioned to Connecticut Yankee, which has recommenced the decommissioning process.

         As part of the Connecticut Yankee April 2000 rate case settlement with the Federal Energy Regulatory Commission (FERC), decommissioning costs were originally estimated at $410 million. That original estimate was updated in November 2002 to increase the estimated decommissioning costs by approximately $140 million. That $140 million increase stemmed primarily from additional security costs as well as the corollary economic impacts of increased insurance costs and other factors. Consequently, the total current draft cost estimate of approximately $820 million represents an aggregate increase of approximately $410 million over the April 2000 FERC rate case settlement. Connecticut Yankee is required to update its decommissioning cost estimate through a filing with the FERC by no later than July 1, 2004.

         UI's share of the estimated increased cost of $270 million over the estimate reported in November 2002 would be approximately $25.7 million. This increase will not impact current period earnings as these amounts will be deferred on the balance sheet pending resolution of the litigation and regulatory proceedings described herein. Ultimately, if this issue is resolved favorably, these costs will be recovered and therefore would not likely have a financial impact on the results of operations.

         Connecticut Yankee is seeking recovery of additional decommissioning costs and other damages from Bechtel and, if necessary, its surety. In addition to pursuing this recovery through pending litigation, Connecticut Yankee is also considering filing a rate application with the FERC, with any resulting Connecticut Yankee rate increase being charged to its wholesale power customers (including UI, which is responsible for 9.5% of the costs of the Connecticut Yankee nuclear unit). In turn, UI would seek to recover any FERC-allowed rate increase from its retail customers through appropriate regulatory proceedings. The timing, amount and outcome of such regulatory proceedings cannot be predicted at this time.

         For further information concerning Connecticut Yankee and its decommissioning estimates, see "Item 1. Business - Regulation" in UIL's 2002 Annual Report on Form 10-K and "Other Commitments and Contingencies - Connecticut Yankee" in Notes to Financial Statements in both UIL's 2002 Annual Report on Form 10-K and its Quarterly Report on Form 10Q for the period ending September 30, 2003.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                UIL HOLDINGS CORPORATION
                                Registrant




Date:  12/5/2003                By       /s/ Louis J. Paglia
       ---------                  ------------------------------------------
                                             Louis J. Paglia
                                         Executive Vice President
                                         and Chief Financial Officer